EXHIBIT 10.1

WEBSITE DEVELOPMENT AGREEMENT

THIS WEBSITE DEVELOPMENT AGREEMENT (the "Agreement") is made as of May 19, 2014, by and between The Calgary Web Design Network ("Provider"), and MAPLE TREE KIDS, INC., a Nevada corporation ("Customer").

1.	WEBSITE DEVELOPMENT.

1.1          Delivery of Initial Content. Customer shall deliver to Provider all content that Customer intends for Provider to incorporate into the website.

1.2          Development. Provider shall provide design, programming and other consulting services as specified in Exhibit A for the design fee set forth therein. Provider will provide the work product to Customer in accordance with the milestone delivery schedule mutually agreed to by the parties.

2.	PAYMENTS.

2.1          Fees. Except as otherwise specified in Exhibit A, Provider shall invoice all fees monthly, and payment terms are net 30. All fees quoted include, and Provider shall pay, all sales, use, excise and other taxes which may be levied upon either party in connection with this Agreement, except for taxes based on Customer's net income.

2.2          Expenses. Customer shall reimburse Provider for all reasonable out-of-pocket expenses which have been approved in advance by Customer and which are incurred by Provider in the performance of services hereunder, including but not limited to travel and lodging expenses, long distance calls, and material and supply costs, within 30 days after Customer's receipt of expense statements including appropriate receipts or other evidence of the expense.

3.	TERM AND TERMINATION.

3.1          Term. The initial term of this Agreement shall be as specified in Exhibit A, and this Agreement shall automatically renew on a month-to-month basis thereafter unless and until terminated with 15 days' prior written notice by one party to the other.

3.2          Termination for Cause. Except as otherwise provided for herein, either party may terminate this Agreement upon the material breach of the other party, if such breach remains uncured for 60 days following written notice to the breaching party.

4.	OWNERSHIP.

4.1          Ownership of Work Product. Provider hereby irrevocably assigns to Customer all right, title and interest in and to all Work Product and documentation produced pursuant to Customer's requests for services hereunder including, without limitation, all applicable intellectual property rights thereto.

4.2          Ownership of Content and Website. As between Provider and Customer, any Content given to Provider by Customer under this Agreement or otherwise, and all User Content, shall at all times remain the property of Customer or its licensor. Provider shall have no rights in such Content or User Content, other than the limited right to use such content for the purposes expressly set forth in this Agreement.

5.	GENERAL PROVISIONS.

5.1          Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. Both parties agree to submit to jurisdiction in New York and further agree that any cause of action arising under this Agreement may be brought in a court in New York County, New York.

5.2          Further Assurances. Provider shall cooperate with Customer, both during and after the term of this Agreement, in the procurement and maintenance of Customer's rights to intellectual property created hereunder and to execute, when requested, any other documents deemed necessary by Customer to carry out the purpose of this Agreement.

5.3          Compliance With Laws. Provider shall ensure that its Website design and its web hosting services will comply with all applicable international, national, and local laws and regulations.

5.4          Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

5.5          Independent Contractors. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither party shall have the power to obligate or bind the other party. Personnel supplied by Provider shall work exclusively for Provider and shall not, for any purpose, be considered employees or agents of Customer.

5.6          Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given: upon personal delivery; if sent by telephone facsimile, upon confirmation of receipt; or if sent by certified or registered mail, postage prepaid, 5 days after the date of mailing.

5.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

5.8          Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. It may be changed only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

EXHIBIT A

1. SERVICES AND FEES

1. CONTENT

All Content shall be provided to Provider by Customer in the formats specified below:

All text shall be provided in Word or HTML format.

All graphics shall be provided in TIFF, GIF, JPEG, or PMP format.

2. SERVICES

For the design fee, Provider shall provide the following services in accordance with the mutually agreed upon milestone delivery schedule. Provider will prepare design specifications for the Website based upon specifications to be provided by the Customer.

1. DESIGN FEE - $15,000

2. TERM

Four months from the Effective Date; provided, however, that the Agreement shall not commence, and the Company shall not be required to make any payments, unless and until, the Company pays one-half of the Design Fee to the Provider. Upon payment of such deposit equal to one-half of the Design Fee, then this Agreement shall become effective and such payment date shall be considered the Effective Date. Company shall have no obligations or liability under this Agreement unless and until it makes such initial deposit.

3. PROJECT LIASONS

Provider Liaison: Jeff Moyer

Customer Liaison: Irina Goldman

4. DOMAIN NAME

HTTP://mapletreekids.com